Exhibit T3B-2

LIGHT S.A. - UNDER JUDICIAL REORGANIZATION

Publicly-held company

National Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) No. 03.378.521/0001-75

State Registration Number (NIRE) 33.3.0026.316-1

MINUTES OF EXTRAORDINARY GENERAL MEETING

HELD ON SEPTEMBER 3, 2024

1. Date, Time, and Place: On September 3, 2024, at 4:00 p.m., exclusively digitally, pursuant to CVM Resolution No. 81 of March 29, 2022, as amended (“CVM Resolution 81”), through the Ten Meetings digital platform (“Digital Platform”), and considered to have been held at the principal place of business of Light S.A. - Under Judicial Reorganization (“Company”).

2. Publications: The call notice for this Extraordinary General Meeting (“Meeting”) was published, in accordance with article 124 coupled with article 289 of Law No. 6.404 of December 15, 1976, as amended (“Corporation Law”), in the August 1, 2 and 3/4/5, 2024 issues of the newspaper “Diário Comercial”, on pages B1, B1, and B2, respectively, as well as, simultaneously, on the website of such newspaper on the internet. The documents related to the items on the agenda were also sent to the Brazilian Securities Commission (“CVM”) and to B3 S.A. - Brasil, Bolsa, Balcão (“B3”) on August 1, 2024, together with the other documents required by the applicable law and made available to shareholders at the Company’s principal place of business and on the website (ri.light.com.br).

3. Board: President: Hélio Calixto da Costa; Secretary: Luiz Antonio de Sampaio Campos.

4. Attendance: Shareholders holding 265,931,025 common shares issued by the Company, representing 71.38% of its total and voting capital, participated through the Digital Platform, according to the list of shareholders participating in the Digital Platform, thus confirming the existence of the minimum quorum to open this Meeting. Mr. Hélio Calixto da Costa, Chairman of the Board of Directors, was present, in addition to other members of the Company’s management.

5. Agenda: To discuss and resolve on the following matters: (1) to increase the authorized capital of the Company, provided for in Article 5 of the Bylaws; (2) to grant the Board of Directors the authority to resolve on the issuance of subscription warrants; (3) to include a new paragraph in Article 27 of the Bylaws, to provide that the provisions of said Article 27 will not apply if the ownership of shares issued by the Company in an amount equal to or greater than forty percent (40%) is reached due to implementation of the capital increase provided for in Section 5.1 and subsections of the Company’s Judicial Reorganization Plan approved at the General Meeting of Creditors held on May 29, 2024, the result of which was approved by the 3rd Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro on June 18, 2024; (4) to restate the Company’s Bylaws in view of previous resolutions; (5) to ratify the election of a member held at a meeting of the Board of Directors, due to the resignation of a director, pursuant to article 150 of the Corporation Law and article 9, paragraph three, of the Company’s Bylaws; and (6) elect to a member to the Company’s Fiscal Council.

6. Resolutions: Initially, the procedures related to the Meeting were read. Then, the reading of the documents related to the matters to be resolved upon at this Meeting was unanimously waived. Preparation of these minutes in summary form was also unanimously approved, as provided for in article 130, paragraph 1 of the Corporation Law, and publication thereof without the signatures of the shareholders was authorized, as provided for in paragraph 2 of the same article. After analysis and discussion of the items on the agenda, the following resolutions were passed:

6.1. In order to comply with the provisions of the Company’s Judicial Reorganization Plan approved at the General Meeting of Creditors held on May 29, 2024, the result of which was approved by the 3rd Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro on June 18, 2024 (“Judicial Reorganization Plan”), to unanimously approve the increase in the limit of the Company’s authorized capital from four hundred and eight million, nine hundred and thirty-four thousand and sixty (408,934,060) common shares to one billion, six hundred and forty-eight million, nine hundred and ninety-seven thousand, six hundred and fifty-three (1,648,997,653) common shares, all registered, book-entry and with no par value. Consequently, article 5, head provision of the Company’s Articles of Association will be effective with the following wording:

“Article 5 The Company’s capital stock, fully subscribed and paid up, is five billion, four hundred and seventy-three million, two hundred and forty-seven thousand, four hundred and seventy-seven reais, and eighty-nine cents (R$5,473,247,477.89) represented by three hundred and seventy-two million, five hundred and fifty-five thousand, three hundred and twenty-four (372,555,324) common, registered, book-entry shares with no par value, and the Company is authorized to increase its capital upon resolution by the Board of Directors and irrespective of an amendment to the bylaws up to the limit of one billion, six hundred and forty-eight million, nine hundred and ninety-seven thousand, six hundred and fifty-three (1,648,997,653) common, registered, book-entry shares with no par value.”

6.2. In order to comply with the provisions of the Company’s Judicial Reorganization Plan, unanimously approve the attribution of authority to the Board of Directors to resolve on the issuance of subscription warrants by the Company, within the limit of the authorized capital. In view of the above resolution, item XXIV will be added to the list of items contained in Article 11 of the Bylaws, which shall now read as follows:

“Article 11 In exercising its duties, the Board of Directors is responsible, in particular, for:

(...)

XXIV- resolving on the issuance of subscription warrants, within the limit of the Company’s authorized capital.”

6.3. To unanimously approve the inclusion of a new paragraph in Article 27 of the Bylaws to provide that the provisions of said Article 27 shall not apply if the ownership of shares issued by the Company in an amount equal to or greater than forty percent (40%) is affected by the implementation of the capital increase provided for in Section 5.1 and subsections of the Company’s Judicial Reorganization Plan. In view of the above resolution, Paragraph Fourteen shall be added to Article 27 of the Bylaws, which shall read as follows:

“Article 27 Any person (including, but not limited to, any individual or legal entity, investment fund, condominium, portfolio of bonds, universality of rights, or other form of organization) or group of persons (i) linked by voting contracts or agreements of any kind, either directly or by means of controlled or controlling companies or companies under common control; (ii) between which there is a relationship of control; or (iii) under common control (“Group of Persons”) which acquires or becomes the holder, in a single transaction or by successive transactions, by means of direct or indirect interest, of shares issued by the Company, in a number equal to or in excess of forty percent (40%) of the total shares issued by the Company (“Purchasing Shareholder” and “Substantial Interest”, respectively) shall, within fifteen (15) days as from the date of acquisition or of the event that resulted in the ownership of shares in a number equal to or in excess of forty percent (40%) of the total shares issued by the Company, submit to the ANEEL a request to carry out a public offering for the purchase of all shares issued by the Company (“40% IPO”), subject to the provisions of the applicable CVM regulation, the B3 regulations, and the terms of this article. (...)

Paragraph Fourteen - The provisions of this article shall also not apply if the ownership of the shares issued by the Company in an amount equal to or in excess of forty percent (40%) is achieved due to the subscription and payment of new common shares to be issued by the Company within the scope of the capital increase to be carried out exclusively for purposes of implementing the provisions of Section 5.1 and subsections of the Company’s Judicial Reorganization Plan, as approved at a General Meeting of Creditors held on May 29, 2024 and ratified by the 3rd Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro on June 18, 2024 (“New Fund Capital Increase”). Once said New Fund Capital Increase is concluded, this Paragraph Fourteen shall automatically cease to produce effects and may be excluded by resolution of the Company’s shareholders at a General Meeting to be subsequently held.”

6.4. To unanimously approve, based on the above resolutions, the restatement of the Company’s Bylaws, which shall come into force in the form of Exhibit II to these minutes, which, initialed by the board, shall be filed at the Company’s principal place of business.

6.5. To approve, by majority vote, the ratification of the election of Mr. Luiz Paulo de Amorim, Brazilian citizen, married, accountant, holder of Individual Taxpayer’s Register of the Ministry of Finance (CPF/MF) No. 753.251.447-15 and identity card No. 06331113-8, issued by IFP/RJ, with business address at Av. Marechal Floriano, No. 168, part, 2nd floor, Corridor A, Downtown - Rio de Janeiro/RJ, to the position of member of the Board of Directors with a term of office until the Annual General Meeting to be held in 2025, as resolved at the Board of Directors meeting held on June 25, 2024, due to the resignation of a director. To record that Mr. Luiz Paulo de Amorim took office on the same date of his election, according to the instrument of investiture filed at the Company’s principal place of business.

6.6. To unanimously approve the election of Mr. Gilberto Braga, Brazilian citizen, married, accountant, economist and administrator, holder of CPF/MF No. 595.468.247-04 and identity card No. 04722037-1, issued by Detran/RJ, with business address at Av. Marechal Floriano, no. 168, part, 2nd floor, Corridor A, Downtown - Rio de Janeiro/RJ, to the position of sitting member of the Fiscal Council with a term of office until the Annual General Meeting to be held in 2025.

6.6.1. The elected member shall take office upon compliance with the applicable conditions and signing of the respective instrument of investiture and other pertinent documents, in the manner and/or within the term established in the Corporation Law, in CVM Resolution 80, in the Company’s Bylaws, and in the B3 Novo Mercado Regulation.

6.6.2. Record that, due to the election of Mr. Gilberto Braga as sitting member of the Fiscal Council, Ms. Natalia Carneiro de Figueiredo, Brazilian citizen, single, business administrator, holder of CPF/MF No. 091.578.777-69 and identity card No. 13170782-0, issued by IFP/RJ, with business address at Av. Marechal Floriano, No. 168, part, 2nd floor, Corridor A, Downtown - Rio de Janeiro/RJ, returns to the position of alternate member.

7. Preparation and Publication of Minutes: The shareholders that participated through the Digital Platform are considered signatories to these minutes and the Shareholders’ Attendance Book, and their registration in the minutes was carried out by the Chairman and the Secretary of the Meeting, all in accordance with Article 47, paragraph 1 and paragraph 2 of CVM Resolution 81.

8. Closing: There being no further business to discuss, the floor was offered to anyone who wished to speak and, as no one spoke, the proceedings were adjourned, with these minutes having been signed by the Chairman, Mr. Hélio Calixto da Costa, and by the Secretary of this Assembly, Mr. Luiz Antonio de Sampaio Campos, in accordance with Article 47, paragraph 1 and paragraph 2 of CVM Resolution 81.

Shareholders Present at the Meeting via the Digital Platform:

DANIEL BUENO VORCARO, ENRIQUE PESSOA XAVIER, GABRIEL JUNQUEIRA PAMPLONA SKAF, ROBERTO VEIGA HINRICHSEN

Represented by Gabriel Junqueira Pamplona Skaf:

ANDRE JUNQUEIRA PAMPLONA SKAF, PAULO ANTONIO SKAF, PAULO ANTONIO SKAF FILHO

Represented by Caroline Couto Matos, Fernanda Cirne Montorfano Gibson:

ÁTICO FUNDO DE INVESTIMENTO FINANCEIRO EM AÇÕES CRÉDITO PRIVADO, BÁVARO FUNDO DE INVESTIMENTO EM AÇÕES, MONTENEGRO FUNDO DE INVESTIMENTO FINANCEIRO EM AÇÕES

Represented by Beatriz Lopes Rosa:

TB BRASLIGHT FUNDO DE INVESTIMENTO FINANCEIRO EM AÇÕES

Shareholders who voted remotely at the Meeting: MASTER FUNDO DE INVESTIMENTO EM AÇÕES INVESTIMENTO NO EXTERIOR - BDR NÍVEL 1, SANTANDER PB FUNDO DE INVESTIMENTO EM AÇÕES 1, NORGES BANK, USCF SUSTAINABLE COMMODITY STRATEGY FUND, VANECK VECTORS BRAZIL SMALL-CAP ETF, AMERICAN CENTURY ETF TRUST - AVANTIS EMERGING MARK, AMERICAN CENTURY ETF TRUST-AVANTIS RESPONSIBLE EME, AMERICAN CENTURY ETF TRUST - AVANTIS EMERGING MARK, BLACKROCK GLOBAL FUNDS - S. GLOBAL SMALLCAP FUND, MACKENZIE EMERGING MARKETS SMALL CAP FUND, MACKENZIE EMERGING MARKETS SMALL CAP MASTER FUND.

Rio de Janeiro, September 3, 2024.

Board:

Hélio Calixto da Costa	Luiz Antonio de Sampaio Campos
Chairman	Secretary

Exhibit I

Final Detailed Voting Map

Light S.A. - Under Judicial Reorganization CNPJ 03.378.521/0001-75

Extraordinary General Meeting 09/03/2024 4:00 p.m.

1. Increase the authorized capital of the Company, as provided for in article 5 of the Bylaws.

Identification	Common	Approve	Reject	Abstain
	265,931,025	265,931,025	0	0
06209*****	29,861,574	29,861,574	0	0
22478*****	116,000	116,000	0	0
67408*****	4,000,000	4,000,000	0	0
31454*****	50,000	50,000	0	0
31652*****	750,000	750,000	0	0
26366*****	1,300,000	1,300,000	0	0
42449*****	38,384,235	38,384,235	0	0
50568*****	74,501,065	74,501,065	0	0
53305*****	911.900	911.900	0	0
34781*****	274,300	274,300	0	0
35510*****	15,600	15,600	0	0
45146*****	10,400	10,400	0	0
07516*****	5,640	5,640	0	0
30254*****	12.100	12.100	0	0
30066*****	39.100	39.100	0	0
05839*****	600	600	0	0
51412*****	9,300	9,300	0	0
10769*****	78,300	78,300	0	0
56705*****	1,608,211	1.608211	0	0
10643*****	74,551,000	74,551,000	0	0
34232*****	39,451,600	39,451,600	0	0
02339*****	100	100	0	0

2. To grant the Board of Directors the power to resolve on the issuance of subscription warrants.

Identification	Common	Approve	Reject	Abstain
	265,931,025	265,931,025	0	0
06209*****	29,861,574	29,861,574	0	0
22478*****	116,000	116,000	0	0
67408*****	4,000,000	4,000,000	0	0
31454*****	50,000	50,000	0	0
31652*****	750,000	750,000	0	0
26366*****	1,300,000	1,300,000	0	0
42449*****	38,384,235	38584.235	0	0
50568*****	74,501,065	74,501,065	0	0
53305*****	911.900	911.900	0	0
34781*****	274,300	274,300	0	0
35510*****	15,600	15,600	0	0
45146*****	10,400	10,400	0	0
07516*****	5,640	5,640	0	0
30254*****	12.100	12.100	0	0
30066*****	39.100	39.100	0	0
05839*****	600	600	0	0
51412*****	9,300	9,300	0	0
10769 *****	78,300	78,300	0	0
56705 *****	1,608,211	1.608211	0	0
10643 *****	74,551,000	74,551,000	0	0
34232 *****	39,451,600	39,451,600	0	0
02339 *****	100	100	0	0

3. Include a new paragraph in Article 27 of the Company’s Bylaws, to provide that the provisions of said Article 27 will not apply if the ownership of shares issued by the Company in an amount equal to or greater than forty percent (40%) is reached due to implementation of the capital increase provided for in Section 5.1 and subsections of the Company’s Judicial Reorganization Plan approved at the General Meeting of Creditors held on May 29, 2024, the result of which was approved by the 3rd Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro on June 18, 2024.

Identification	Common	Approve	Reject	Abstain
	265,931,025	265,931,025	0	0
06209*****	29,861,574	29,861,574	0	0
22478*****	116,000	116,000	0	0
67408*****	4,000,000	4,000,000	0	0
31454*****	50,000	50,000	0	0
31652*****	750,000	750,000	0	0
26366*****	1,300,000	1,300,000	0	0
42449*****	38,384,235	38,384,235	0	0
50568*****	74,501,065	74,501,065	0	0
53305*****	911,900	911,900	0	0
34781*****	274,300	274,300	0	0

35510*****	15,600	15,600	0	0
45146*****	10,400	10,400	0	0
07516*****	5,640	5,640	0	0
30254*****	12.100	12.100	0	0
30066*****	39.100	39.100	0	0
05839*****	600	600	0	0
51412*****	9,300	9,300	0	0
10769*****	78,300	78,300	0	0
56705*****	1,608,211	1.608211	0	0
10643*****	74,551,000	74,551,000	0	0
34232*****	39,451,600	39,451,600	0	0
02339*****	100	100	0	0

4. Restate the Company’s Bylaws in accordance with previous resolutions.

Identification	Common	Approve	Reject	Abstain
	265,931,025	265,931,025	0	0
06209*****	29,861,574	29,861,574	0	0
22478*****	116,000	116,000	0	0
67408*****	4,000,000	4,000,000	0	0
31454*****	50,000	50,000	0	0
31652*****	750,000	750,000	0	0
26366*****	1,300,000	1,300,000	0	0
42449*****	38,384,235	38,384,235	0	0
50568*****	74,501,065	74,501,065	0	0
53305*****	911.900	911.900	0	0
34781*****	274,300	274,300	0	0
35510*****	15,600	15,600	0	0
45146*****	10,400	10,400	0	0
07516*****	5,640	5,640	0	0
30254*****	12,100	12,100	0	0
30066*****	39,100	39,100	0	0
05839*****	600	600	0	0
51412*****	9,300	9,300	0	0
10769*****	78,300	78,300	0	0
56705*****	1,608,211	1.608211	0	0
10643*****	74,551,000	74,551,000	0	0
34232*****	39,451,600	39,451,600	0	0
02339*****	100	100	0	0

5. Ratify the election of a member held at a meeting of the Board of Directors, due to the resignation of a director, pursuant to the provisions of article 150 of the Corporation Law and article 9, paragraph three of the Company’s Bylaws.

Identification	Common	Approve	Reject	Abstain
	265,931,025	265,801,525	129,500	0
06209*****	29,861,574	29,861,574	0	0
	116,000	116,000	0	0
67408*****	4,000,000	4,000,000	0	0
31454*****	50,000	50,000	0	0
31652*****	750,000	750,000	0	0
26366*****	1,300,000	1,300,000	0	0
42449*****	38,384,235	38,384,235	0	0
50568*****	74,501,065	74,501,065	0	0
53305*****	911,900	911,900	0	0
34781*****	274,300	274,300	0	0
35510*****	15,600	15,600	0	0
45146*****	10,400	10,400	0	0
07516*****	5,640	5,640	0	0
30254*****	12,100	0	12.100	0
30066*****	39,100	0	39.100	0
05839*****	600	600	0	0
51412*****	9,300	9,300	0	0
10769*****	78,300	0	78,300	0
56705*****	1,608,211	1.608211	0	0
10643*****	74,551,000	74,551,000	0	0
34232*****	39,451,600	39,451,600	0	0
02339*****	100	100	0	0

6. Nomination of candidates for the fiscal council by minority shareholders holding voting shares

1. Gilberto Braga
Identification	Common	Approve	Reject	Abstain
	265,931,025	265,931,025	0	0
06209*****	29,861,574	29,861,574	0	0
22478*****	116,000	116,000	0	0
67408*****	4,000,000	4,000,000	0	0
31454*****	50,000	50,000	0	0

31652*****	750,000	750,000	0	0
26366*****	1,300,000	1,300,000	0	0
42449*****	38,384,235	38,384,235	0	0
50568*****	74,501,065	74,501,065	0	0
53305*****	911,900	911,900	0	0
34781*****	274,300	274,300	0	0
35510*****	15,600	15,600	0	0
45146*****	10,400	10,400	0	0
07516*****	5,640	5,640	0	0
30254*****	12,100	12,100	0	0
30066*****	39,100	39,100	0	0
05839*****	600	600	0	0
51412*****	9,300	9,300	0	0
10769*****	78,300	78300	0	0
56705*****	1,608,211	1.608211	0	0
10643*****	74,551,000	74551.000	0	0
24232*****	39,451,600	39,451,600	0	0
02339*****	100	100	0	0

Exhibit II

Bylaws of the Company

BYLAWS

LIGHT S.A. - UNDER JUDICIAL REORGANIZATION

CNPJ/ME No. 03.378.521/0001-75

NIRE No. 33.3.0026.316-1

BYLAWS

CHAPTER I - NAME, PURPOSE, DURATION AND HEADQUARTERS

Article 1 The Company is called LIGHT S.A., and is governed by these Bylaws and by the applicable legislation in force.

Article 2 The Company’s corporate purpose is to hold interest in other companies, as member or shareholders, and to operate, directly or indirectly, as the case may be, electric power services, encompassing electric power generation, transmission, sale, and distribution systems, as well as other related services.

Article 3 The Company has its registered office and domicile in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Marechal Floriano, No. 168, part, 2nd floor, Corridor A, Downtown, and by resolution of the Executive Board, the Company may open and maintain branches, offices or other facilities in any part of the Country, and for tax purposes, a portion of the capital shall be allocated to each of them. The opening and maintenance of branches, offices or other facilities abroad shall be subject to resolution by the Board of Directors.

Article 4 The Company has an indefinite term of duration.

CHAPTER II - CAPITAL STOCK AND SHARES

Article 5 The Company’s capital stock, fully subscribed and paid up, is five billion, four hundred and seventy-three million, two hundred and forty-seven thousand, four hundred and seventy-seven reais, and eighty-nine cents (R$5,473,247,477.89) represented by three hundred and seventy-two million, five hundred and fifty-five thousand, three hundred and twenty-four (372,555,324) common, registered, book-entry shares with no par value, and the Company is authorized to increase its capital upon resolution by the Board of Directors and irrespective of an amendment to the bylaws up to the limit of one billion, six hundred and forty-eight million, nine hundred and ninety-seven thousand, six hundred and fifty-three (1,648,997,653) common, registered, book-entry shares with no par value.

Paragraph One - The capital stock is represented exclusively by common shares and each share corresponds to the right to one vote at the Company’s General Meetings, and the issue of preferred shares shall not be permitted.

Paragraph Two - The issue of shares within the limit of authorized capital shall be resolved upon by the Board of Directors, which shall also set the issue price and the other conditions of the respective subscription and payment.

Paragraph Three - The remuneration set forth in article 35, paragraph 3 of Law No. 6.404 of December 15, 1976, as amended (“Corporation Law”) may be charged from the shareholders.

Article 6 Shareholders shall have preemptive rights to subscribe to new shares issued in any capital increases of the Company, in proportion to their holdings in the Company’s capital.

Sole Paragraph – Upon the issuance of shares, debentures convertible into shares, and subscription warrants, within the limit of the authorized capital, and the placement of which is made upon: (i) sale on the stock exchange or public subscription, (ii) exchange for shares, in a public offering for the acquisition of control, or (iii) pursuant to the provisions of a special tax incentive law, the preemptive right may be excluded or the term for exercise by the former shareholders may be reduced, as provided for in article 172 of the Corporation Law.

CHAPTER III - COMPANY MANAGEMENT

Article 7 The Company will be managed by a Board of Directors and an Executive Board.

Paragraph One - The members of the Board of Directors and the Executive Board shall take office within thirty (30) days after their elections, upon signing an instrument of possession recorded in the books kept by the Company for this purpose, as well as for compliance with the provisions of the Novo Mercado Regulation pursuant to the provisions of the sole paragraph of article 28 of these Bylaws and shall remain in their positions until their substitutes take office.

Paragraph Two - The General Meeting will establish the overall annual remuneration of the Managers, including benefits of any nature, with the Board of Directors being responsible for distributing the established remuneration.

SECTION I - BOARD OF DIRECTORS

Article 8 In compliance with the provisions of article of the Corporation Law, the Board of Directors will be composed of up to nine (9) members, all elected and removable by the General Meeting, with a unified term of two (2) years, with reelection permitted.

Paragraph One - At the General Meeting that resolves on the election of the Board of Directors, the shareholders must define the effective number of members of the Board of Directors for the respective term.

Paragraph Two – In the composition of the Board of Directors, at least two (2) or twenty percent (20%) of the Directors, whichever is higher, shall be Independent Directors, as defined in the Novo Mercado Regulation, and the characterization of those nominated to the Board of Directors as Independent Directors shall be resolved at the Shareholders’ Meeting that elects them. When observance of said percentage of twenty percent (20%) results in a fractional number of Directors, the number shall be rounded up to the immediately higher integer.

Article 9 The Chairman and Vice-Chairman of the Board of Directors will be chosen from among the Directors, by majority vote, at the first meeting of the Board of Directors held after the respective election.

Paragraph One - The positions of Chairman of the Board of Directors and Chief Executive Officer or main executive of the Company may not be held by the same person.

Paragraph Two - The Chairman of the Board of Directors will be replaced, in the event of temporary impediments, by the Vice-Chairman, or, in the absence of the latter, by another Director appointed by the Chairman of the Board and, in the absence of an appointment, by the choice of the other members of the Board, by majority vote.

Paragraph Three - Except as provided in these Bylaws, in the event of a vacancy in any Director position, a meeting of the Board of Directors shall be called, at which the remaining Directors shall proceed to the election of the replacement(s), who shall serve until the first Annual General Meeting of the Company. In the event of the vacancy occurring less than 6 months before the Annual General Meeting, the Board of Directors may choose to leave the position vacant.

Paragraph Four - In the event of a vacancy in the majority of the positions of members of the Board of Directors, the General Meeting must be immediately convened to proceed with the new election of substitute directors who must remain in office until the end of the term of office of the member(s) replaced.

Paragraph Five - In the event of a vacancy in the position of Chairman of the Board, the Vice-Chairman shall take over and remain in office until the Board of Directors elects a new Chairman. In the event of a vacancy in the position of Vice-Chairman of the Board, a meeting of the Company’s Board of Directors shall be immediately called to elect a replacement.

Article 10 The Board of Directors shall meet, ordinarily, once every two (2) months and extraordinarily, whenever called by any of its members, or by the Chief Executive Officer with at least five (5) days’ notice, including the dates of the call and the holding of the meeting, provided that annual meetings may be waived in the absence of a matter for resolution. Meetings of the Board of Directors may be held by telephone conference, video conference or by any other means of communication in which there is unequivocal proof of participation and voting.

Paragraph One - Meetings of the Board of Directors shall only be considered validly held if attended by the majority of the Directors. Meetings attended by all Directors shall be considered valid, regardless of the call provided for in the head provision of this article.

Paragraph Two - The Director will be considered present at the meeting, even through remote attendance, provided that he/she expresses his/her vote through a written declaration, forwarded to the Chairman and/or the Board’s secretary, by the end of the meeting.

Paragraph Three - The decisions of the Board of Directors shall be taken by the vote of the majority of those present at the meeting. In the event of a tie in the resolutions, the Chairman of the Board shall have the casting vote.

Paragraph Four - In resolutions that imply a conflict of interest, including, but not limited to, those that concern the carrying out of business by the Company or its subsidiaries with related parties or interested persons, the director in conflict with the related party or interested persons who intend to carry out such business shall be absent from the room during the discussion and vote on the matter under resolution that will be taken by the majority of the other directors.

Article 11 In exercising its duties, the Board of Directors is responsible, in particular, for:

I - establishing the general orientation of the Company’s business, as well as approving business plans, annual or multi-year budgets and their revisions;

II - convening the General Meeting;

III - electing and dismissing the Company’s Statutory Officers and establish their duties;

IV - expressing an opinion on the management report, the Executive Board accounts and the consolidated balance sheets, which must be submitted for its consideration;

V - supervising the management of the Statutory Officers, examining, at any time, the Company’s books and papers, requesting information on contracts signed or in the process of being signed, and any other acts;

VI - establishing the form of distribution of the remuneration of the Company’s Managers, once the overall amount is set by the General Meeting;

VII - in compliance with legal provisions and after hearing the Fiscal Council, if in operation, it shall approve the Company’s dividend policy and declare, during the fiscal year and until the General Meeting, interim dividends, including as partial or total advance payment of the mandatory minimum dividend, on account of profits determined in a half-yearly, quarterly or shorter period balance sheet or of accumulated profits or profit reserves existing in the last balance sheet, as well as resolving on the approval and payment of interest on equity;

VIII - expressing an opinion on the creation of any capital reserve for contingencies and/or any profit reserve, as well as any operation or mechanism that may result in a reduction in the profits to be distributed to shareholders by the Company or, indirectly, by its subsidiaries;

IX - resolving on the creation of any liens and encumbrances on the Company’s movable or immovable assets, or the pledge or assignment of revenues or credit rights as collateral for financial or non-financial transactions to be entered into by the Company, whenever the total value of the assets subject to the guarantee exceeds five percent (5%) of the Company’s total net equity, or any lower percentage thereof that may be established by the Board of Directors, determined based on the Company’s most recent audited financial statements;

X - resolving on the performance of any legal transaction whose purpose is the acquisition or sale, or even the creation of liens and encumbrances of any nature by the Company on equity interests, securities, subscription or acquisition rights, in an amount exceeding fifty million reais (R$50,000,000.00);

XI - resolving on the contracting, by the Company and any of its subsidiaries, of an obligation in a single transaction or in a series of linked transactions, in an amount exceeding fifty million reais (R$50,000,000.00), including the execution of a contract, the carrying out of an investment and/or the sale or acquisition of any assets forming part of the Company’s permanent assets, as well as derivative transactions, regardless of the amount involved;

XII - approval of the Company’s association with third parties to carry out a joint venture, consortium or joint ventures;

XIII - the approval of transactions between the Company or its controlled companies and parties related to the Company, as defined in its Related Party Transactions Policy, except for (i) transactions between related parties that meet the relevance requirements defined by the Securities Commission, which shall be under the authority of the General Meeting; and (ii) other transactions for which, due to their nature, counterparty, or habitual nature within the normal course of the Company’s or its controlled companies’ business, the Board of Directors has delegated its approval to the Executive Board, by means of a specific resolution or, further, through the Related Party Transactions Policy;

XIV - approval of the Company’s code of conduct, credit limit policy, policy on the sale of electric power to be adopted by the Company and its controlled companies, as well as other policies provided for in the law and/or in the Novo Mercado Regulation, the approval of which is the responsibility of the Board of Directors;

XV - giving an opinion or resolving, as the case may be, on the redemption, amortization or acquisition, by the Company, of shares issued by it, for the purpose of holding them in treasury for subsequent cancellation and/or sale, in accordance with applicable legislation;

XVI - resolving on the issue of debentures convertible into shares, within the limit of the authorized capital, debentures not convertible into shares, promissory notes (“commercial papers”) and/or other credit securities or similar instruments intended for distribution in capital markets;

XVII - choosing and dismissing independent auditors;

XVIII - giving an opinion on the request to cancel the Company’s registration as a publicly-held company;

XIX - giving an opinion on the dissolution and liquidation, or even authorization that allows the Company’s management to request judicial or extrajudicial reorganization, or even to declare the bankruptcy of the Company or its subsidiaries;

XX - establishing advisory committees for the Board of Directors, the latter being responsible for defining their respective duties, operation and remuneration;

XXI – approving the voting instruction to be cast by the Company’s representatives in General Meetings, Meetings of members and/or Meetings of the Management of companies in which it holds interest, as shareholder or member, provided that the resolution involves a matter the amount of which, calculated proportionally to the interest held by the Company, exceeds fifty million Reais (R$50,000,000.00). In the event of resolution that involves a matter the amount of which is lower, the voting instruction shall be approved by the Executive Board elected pursuant to the Bylaws;

XXII - resolving on the granting of stock options or stock-based remuneration to managers or employees of the Company or other companies controlled by the Company, in accordance with the plan approved by the General Meeting;

XXIII – pronouncing for or against any public offering for the purchase of shares the subject matter of which are the shares issued by the Company, by means of a prior reasoned opinion, disclosed at least fifteen (15) days as from publication of the notice of public offering for the purchase of shares, which shall address at least (i) the convenience and opportunity of the public offering for the purchase of shares with respect to the interest of the group of shareholders, including in relation to the price and to the potential impacts for the liquidity of the shares; (ii) the repercussions of the public offering for the purchase of shares on the Company’s interests; (iii) the strategic plans disclosed by the offeror in relation to the Company; (iv) alternatives for the acceptance of the IPO available in the market; and (v) other matters the Board of Directors may deem pertinent, as well as the information required by the applicable rules established by the Securities Commission (“CVM”); and

XXIV – resolving on the issuance of subscription warrants, within the limit of the Company’s authorized capital.

Paragraph One - The Company will supplement the social security of its employees, through BRASLIGHT Social Security Foundation, in the manner and means approved by the Board of Directors.

Paragraph Two - The financial limits for resolution by the Board of Directors will be adjusted, in January of each year, by the Broad National Consumer Price Index - IPCA.

SECTION II – EXECUTIVE BOARD

Article 12 The Executive Board will be composed of up to eight (8) Officers, necessarily being: one (1) Chief Executive Officer, one (1) Investor Relations Officer and other Officers without specific designation, all with a term of office of three (3) years, with re-election permitted.

Paragraph One - The Chief Executive Officer shall be responsible for choosing his/her replacement from among the other Officers in the event of his/her absence or impediment. The other Officers, in turn, shall be replaced, in the event of temporary absence or impediment, by another Officer designated by the Chief Executive Officer.

Paragraph Two - In the event of a permanent vacancy in the position of Chief Executive Officer, the Board of Directors shall elect a replacement, who shall complete the term of office of the person being replaced. In the event of a permanent vacancy in the position of any Officer, the Chief Executive Officer shall appoint a replacement from among the other Officers until the Board of Directors elects his/her permanent replacement for the remaining term of office.

Paragraph Three - The Executive Board shall meet at any time, whenever the interests of the Company so require, convened by the initiative of the Chairman or at the request of any of the Officers. Executive Board meetings may be held by telephone conference, video conference or by any other means of communication that can ensure the authenticity of the Officer’s participation and vote.

Article 13 The Officers shall perform their duties in accordance with the Company’s corporate purpose and in such a way as to ensure the normal conduct of its business and operations in strict compliance with the provisions of these Bylaws and the resolutions of the General Shareholders’ Meetings and the Board of Directors.

Article 14 The Executive Board, as a collegiate body, is responsible for, subject to the restrictions of current legislation, carrying out all acts necessary to ensure the regular operation of the Company and the conduct of the company’s business, including the approval of the duties and competences of the positions subordinate to it.

Paragraph One - The Chief Executive Officer shall be responsible for implementing the determinations of the Board of Directors and the General Meeting and for being in charge of managing the Company’s business, including monitoring the performance of the duties of the other Statutory Officers.

Paragraph Two - The Investor Relations Officer is responsible for the duties conferred by current legislation, including providing information to investors, the CVM and B3 S.A. - Brasil, Bolsa, Balcão (“B3”), as well as keeping the Company’s registration updated in accordance with applicable regulations.

Paragraph Three - Officers without specific designation will be responsible for implementing the policies and guidelines established by the Chief Executive Officer and the Board of Directors.

Article 15 The Company shall only be considered validly obligated upon signatures:

(a) of any two (2) Officers, acting jointly; or

(b) of any Officer, together with one (1) attorney-in-fact, acting in accordance with the limits established in the respective power of attorney; or

(c) two (2) attorneys-in-fact, acting jointly and within the limits established in their respective powers of attorney; or

(d) of at least one (1) attorney-in-fact, in the case of ad judicia and ad judicia et extra powers to represent the Company in specific judicial or administrative proceedings and incidents arising therefrom, always acting in accordance with the limits established in the respective power of attorney.

Sole Paragraph - The Company will be validly bound by the individual signature of any member of the Executive Board, if such representation is previously approved by the Board of Directors.

Article 16 Any member of the Board of Directors or attorney-in-fact, acting individually and within the limits established in the respective power of attorney, shall have the power to perform the following acts:

(a) endorsement of checks, for deposit in the Company’s accounts;

(b) issuing of trade notes and endorsing them for collection purposes;

(c) receipt of summons, subpoenas and judicial and administrative notifications, provision of personal testimony and representation as an agent in hearings;

(d) practice of administrative acts in general, before public bodies and tax and/or para-tax entities in the federal, state or municipal areas, including the Federal Revenue Service, INSS, Caixa Econômica Federal, Commercial Registries and notary offices, being able to sign petitions, requests, objections, appeals, withdrawal of defense in 1st Administrative level of jurisdiction, withdrawal of appeal in appellate administrative judgment, Chamber or Plenary at state, municipal and federal level, tax books, accounting books, commercial books, authorization to print tax documents, monthly and annual statements and/or information, petitions for use of ICMS credit, requests for reimbursement and/or offset of taxes, requests for installment payment of debts, communications, requests for clearance certificates, information guides, information statements, tax refund or offset statements and tax regularizations; and

(e) compliance with and negotiation of tax, labor or social security obligations, provided that this does not result in the assumption of new obligations.

Sole Paragraph - The granting of powers of attorney by the Company, except for those intended to perform the acts provided for in article 11 above, will always depend on the signature of two (2) Officers, and the respective instruments will expressly establish the powers of the attorneys-in-fact, as well as having a maximum term of validity of one (1) year. Exceptions are powers of attorney granted for judicial purposes, that may be granted for an indefinite term, and those that must follow requirements defined by government or regulatory bodies or that are issued within the scope of long-term financing contracts or within the scope of management contracts of guarantees linked to financing contracts with resources from banks/agencies/constitutional development/promotion funds, respecting the terms of their guarantees, which may have a determined validity period of more than one (1) year, and in the cases of the exception above, the delegation of powers with reservation of equal powers is allowed.

CHAPTER IV – AUDIT COMMITTEE

Article 17 The Audit Committee is an independent consulting and permanent body, with specific appropriation, and its purpose is to advise the Board of Directors, to which it will report. It is also incumbent upon the Audit Committee to engage in the other activities attributed thereto by the applicable law.

Paragraph One - The Audit Committee shall be composed of at least three (3) members, most of whom shall be independent, and one of whom may be an external member, all nominated and elected by the Board of Directors at the first meeting held after the Annual General Meeting, for a non-coinciding term of office of three (3) years, one (1) reelection being permitted.

Paragraph Two – In the first election of the members of the Audit Committee, one (1) of them, exceptionally, shall be elected for a term of office of two (2) years.

Article 18 The Audit Committee may exercise its functions and responsibilities to the Company’s wholly-owned subsidiaries and controlled companies that adopt the system of sharing of Common Audit Committee.

Article 19 It shall be incumbent upon the Audit Committee:

(a) to prepare an opinion on the retaining and removal from office of independent auditor, supervising its activities, assessing its independence, the quality of the services provided, and the adequacy of these services to the Company’s needs;

(b) to supervise and monitor the quality and integrity of the activities developed in the areas of internal control, internal audit, and preparation of financial statements, including the measurements disclosed by the Company;

(c) to assess and monitor the Company’s risk exposures;

(d) to assess and monitor, jointly with the management and the internal audit area, the adequacy of the transactions with related parties;

(e) to prepare an annual report with information on activities, their results, conclusions and recommendations, noting, if any, significant divergences among management, independent audit, and Audit Committee in relation to the financial statements;

(f) to assess the reasonability of the parameters in which the actuarial calculations ae based, as well as the actuarial result of the benefit plans maintained by the pension fund, whenever the Company sponsors a supplementary pension closed entity.

Article 20 The Audit Committee has operational autonomy to conduct or determine the conduction of inquiries, assessments, and investigations within the scope of its activities, including with the retainment and use of independent external experts.

Sole Paragraph - The Audit Committee shall have means to receive reports, including confidential reports, both internal and external to the Company, in matters related to its authority.

CHAPTER V-FISCAL COUNCIL

Article 21 The Company will have a non-permanent Fiscal Council, which will exercise the powers imposed by law and which will only be installed upon request by shareholders representing at least two percent (2%) of the shares with voting rights.

Sole Paragraph - The Fiscal Council shall be composed of at least three (3) and at most five (5) effective members and their respective alternates, shareholders or not, resident in the country, with reelection permitted. In the fiscal years in which the installation of the Fiscal Council is requested, the General Meeting shall elect its members and establish their respective remuneration, and the term of office of the Fiscal Council members shall end on the date of the first annual General Meeting held after its installation.

CHAPTER VI - GENERAL MEETING

Article 22 The General Meeting shall be annual or extraordinary. The Annual General Meeting shall be held within four (4) months following the end of the financial year and Extraordinary General Meetings shall be held whenever the interests of the Company so require.

Article 23 The General Meetings shall be chaired by the Chairman of the Board of Directors or, in his absence, by the Chief Executive Officer of the Company or, in his absence, by any of the Officers, and may be held in person, partially digitally or exclusively digitally. The Secretary of the General Meeting shall be appointed by the Chairman of the General Meeting.

Sole Paragraph - The call notice will determine, in addition to the documentation necessary to enable the shareholder’s presence at the General Meetings, the respective deadline for sending it to the Company.

Article 24 Except in cases specified by law, the decisions of the General Meeting will be taken by the affirmative vote of the majority of shareholders present.

CHAPTER VII - FISCAL YEAR AND FINANCIAL STATEMENTS

Article 25 At the end of each fiscal year, which will be on December 31 of each year, financial statements shall be prepared in accordance with applicable legal standards. The Company may, at the discretion of the Board of Directors, prepare financial statements on a half-yearly, quarterly or shorter periods, in compliance with legal requirements, and the Board of Directors may resolve and declare interim dividends to the account of net income recorded in the period or to the account of accumulated profits or profit reserves, including as an advance, in whole or in part, of the mandatory dividend for the current fiscal year.

Paragraph One - After the deductions provided for by law have been made, the General Meeting will decide on the distribution of profits based on a proposal presented by the Board of Directors, after hearing the Board of Directors and, if in operation, after obtaining the opinion of the Fiscal Council.

Paragraph Two - In each fiscal year, shareholders will be entitled to a mandatory minimum dividend of twenty-five percent (25%) of the Company’s net profit, as adjusted pursuant to the provisions of article 202, item I of the Corporation Law.

Paragraph Three - The Board of Directors may also decide to pay interest on equity in accordance with current legislation, in total or partial replacement of dividends, including interim dividends whose declaration is permitted by the head provision of this article, or in addition to them.

Paragraph Four - The Board of Directors shall be responsible, in compliance with current legislation, for setting, at its discretion, the amount and date of payment of each installment of interest on equity, the payment of which it shall decide.

Paragraph Five - The General Meeting will decide on the attribution, to the value of the mandatory dividend, of the net amount of interest on equity decided by the Company during the fiscal year.

Paragraph Six - Dividends and interest on equity shall be paid on the dates and at the locations indicated by the Investor Relations Officer. If they are not claimed within three (3) years from the start of payment, they shall revert to the Company.

CHAPTER VIII - SALE OF CONTROLLING POWER

Article 26 The direct or indirect sale of the Company’s Control, whether through a single transaction or through successive transactions, must be contracted under a condition, whether precedent or termination, that the acquirer of control undertakes to carry out a public offering to acquire the shares of the other shareholders, subject to the conditions and within the terms set forth in the applicable law and in the Novo Mercado Regulation, in order to ensure them equal treatment to that given to the Selling Controlling Shareholder.

CHAPTER IX – PUBLIC OFFERING IN THE EVENT OF PURCHASE OF SUBSTANTIAL INTEREST

Article 27 Any person (including, but not limited to, any individual or legal entity, investment fund, condominium, portfolio of bonds, universality of rights, or other form of organization) or group of persons (i) linked by voting contracts or agreements of any kind, either directly or by means of controlled or controlling companies or companies under common control; (ii) between which there is a relationship of control; or (iii) under common control (“Group of Persons”) which acquires or becomes the holder, in a single transaction or by successive transactions, by means of direct or indirect interest, of shares issued by the Company, in a number equal to or in excess of forty percent (40%) of the total shares issued by the Company (“Purchasing Shareholder” and “Substantial Interest”, respectively) shall, within fifteen (15) days as from the date of acquisition or of the event that resulted in the ownership of shares in a number equal to or in excess of forty percent (40%) of the total shares issued by the Company, submit to the ANEEL a request to carry out a public offering for the purchase of all shares issued by the Company (“40% IPO”), subject to the provisions of the applicable CVM regulation, the B3 regulations, and the terms of this article.

Paragraph One – If the request is accepted by ANEEL, the Controlling Shareholder shall carry out the 40% IPO within sixty (60) days as from the date of approval, in the form set forth in this article. If the request is denied, the Purchasing Shareholder shall, within thirty (30) days as from the notice of denial, sell all shares that exceed the limit established in the head provision of this article.

Paragraph Two – The Purchasing Shareholder shall send (i) to the Chief Executive Officer copies of all documents related to the request to carry out the 40% IPO that have been delivered to or sent by ANEEL; and (ii) if the request is accepted by ANEEL, to the Investor Relations Officer copies of the request for authorization sent to the CVM on the same date of the respective filing, and said Officer shall immediately disclose the existence of such request to the market, as provided for in the applicable CVM regulation.

Paragraph Three – During the period between the request to carry out the 40% IPO and the positive or negative answer by ANEEL, the Purchasing Shareholder may neither acquire nor sell any shares or securities convertible into shares issued by the Company.

Paragraph Four – The 40% IPO shall be (i) indistinctly addressed to all shareholders of the Company; (ii) carried out in an auction to be held at B3; (iii) carried out so as to ensure equitable treatment to the addressees, grant them adequate information with respect to the Company and the offeror, and grant them the elements required to make an informed and independent decision as to acceptance of the public offering; (iv) launched at the price determined in accordance with the provisions of paragraph five of this article; (v) be unchangeable and irrevocable after publication in the offering notice, in accordance with the applicable CVM regulation; and (vi) paid in cash, in Brazilian currency, upon acquisition at the 40% IPO.

Paragraph Five – The purchase price in the 40% IPO of each share issued by the Company shall correspond to the highest price per share paid by the Purchasing Shareholder on the twelve (12) months preceding achievement of the percentage referred to in the head paragraph.

Paragraph Six – In the event that the Purchasing Shareholder fails to comply with the obligations imposed by this article, including with respect to observance of the maximum terms (i) to request ANEEL’s authorization to carry out the 40% IPO; (ii) to request registration of the 40% IPO; or (iii) to comply with any requests or requirements made by the CVM, the Company’s Board of Directors shall call an Extraordinary General Meeting, in which the Purchasing Shareholder may not vote, to resolve on the suspension of the exercise of the rights of the Purchasing Shareholder that failed to comply with any obligation imposed by this article, as provided in article 120 of the Corporation Law, without prejudice to the liability of the Purchasing Shareholder for losses and damage caused to the other shareholders as a result of the failure to comply with the obligations imposed by this article.

Paragraph Seven – Any Purchasing Shareholder that acquires or becomes the holder of other rights, including usufruct or fideicommissum, on the shares issued by the Company in an amount equal to or in excess of forty percent (40%) of the total shares issued by the Company shall also be bound by the provisions relating to the 40% IPO.

Paragraph Eight – The obligations set forth in article 254-A of the Corporation Law and in article 26 of these Bylaws do not exclude compliance, by the Purchasing Shareholder, with the obligations set forth in this article.

Paragraph Nine – The provisions of this article shall not apply to the person or Group of Persons that, on November 9, 2018, directly or indirectly holds Substantial Interest.

Paragraph Ten – The provisions of this article shall also not apply if the ownership of the shares issued by the Company in an amount equal to or in excess of forty percent (40%) is reached as a result of (i) consolidation, merger, or merger of shares involving the Company, (ii) subscription of shares within the scope of primary public offerings approved by the Company or, also, (iii) in view of any other event of legal succession.

Paragraph Eleven – For purposes of calculating the percentage of forty percent (40%) of the total shares issued by the Company described in the head paragraph of this article, involuntary increases of equity interest resulting from the cancellation of shares held in treasury, from the redemption of shares issued by the Company, or from reduction of the Company’s capital with the cancellation of shares shall not be computed.

Paragraph Twelve – The Company’s General Meeting may resolve on the waiver of carrying out the 40% IPO, and the shareholders or group of shareholders acting jointly or representing the same interest, whether or not bound by a shareholders’ agreement, which may privately benefit therefrom, or the interests of which conflict with those of the Company, are prevented from voting.

Paragraph Thirteen – Irrespective of all provisions of this article, no person or Group of Persons may become the holder of shares in a number equal to or in excess of fifty percent (50%) of the total shares issued by the Company without the prior consent of ANEEL.

Paragraph Fourteen – The provisions of this article shall also not apply if the ownership of the shares issued by the Company in an amount equal to or in excess of forty percent (40%) is achieved due to the subscription and payment of new common shares to be issued by the Company within the scope of the capital increase to be carried out exclusively for purposes of implementing the provisions of Section 5.1 and subsections of the Company’s Judicial Reorganization Plan, as approved at a General Meeting of Creditors held on May 29, 2024 and ratified by the 3rd Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro on June 18, 2024 (“New Fund Capital Increase”). Once said New Fund Capital Increase is concluded, this Paragraph Fourteen shall automatically cease to produce effects and may be excluded by resolution of the Company’s shareholders at a General Meeting to be subsequently held.

CHAPTER X – ARBITRAL TRIBUNAL

Article 28 The Company, its Shareholders, Managers and members of the Fiscal Council, both sitting and alternate, if any, undertake to resolve, through arbitration, before the Market Arbitration Chamber, in accordance with its regulations, any dispute that may arise between them, related to or arising from their condition as issuer, Shareholders, Managers and members of the Fiscal Council, in particular, arising from the provisions of Law No. 6.385/76, the Corporation Law, these Bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the CVM, as well as other rules applicable to the operation of the capital market in general, in addition to those contained in the Novo Mercado Regulation, in the other regulations of B3, and in the Novo Mercado Participation Agreement.

Sole Paragraph – The investiture in office of the sitting and alternate Managers and Fiscal Council members shall be conditional upon prior signature of the Instrument of Investiture, which shall contemplate their subjection to this article, without prejudice to compliance with the applicable legal requirements.

CHAPTER XI - GENERAL PROVISIONS

Article 29 The Company shall indemnify and hold harmless the members of the Board of Directors and the Executive Board of the Company (together or individually, “Beneficiaries”), in the event of any damage or loss actually suffered by the Beneficiaries as a result of the performance of their duties.

Paragraph One - The governance, conditions and limitations of the compensation covered by this Article will be established in the Compensation Policy, to be approved by the Board of Directors, and in the respective contracts with the Beneficiaries, without prejudice to the contracting of specific insurance to cover management risks.

Paragraph Two - The Beneficiaries shall not be entitled to the indemnity commitment provided for in this Article for acts performed (i) outside the exercise of their duties; (ii) in bad faith, willful misconduct, gross negligence or through fraud; (iii) in their own interest or that of third parties, to the detriment of the Company’s social interest; (iv) in other cases provided for in the Indemnity Policy.

Paragraph Three - In cases where, after a final and irrevocable decision, it is proven that the act performed by a Beneficiary is not subject to compensation, any amounts incurred by the Company in relation to such act must be reimbursed by the Beneficiary.

Article 30 In view of the admission of the Company to the special listing segment named Novo Mercado of B3, the Company, as well as its shareholders, Manages, and Fiscal Council members, if any, are subject to the provisions of the Novo Mercado Regulation, which shall prevail over the provisions of these Bylaws, in the events of loss to the rights of the addressees of the public offerings set forth in these Bylaws.